Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                           Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Announces Pilot Study and Option Agreement with
GlaxoSmithKline to Utilize DirectSelect™ Technology

Waltham, MA — April 10, 2006 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it has entered into a two year pilot study and option agreement with GlaxoSmithKline, a leading global pharmaceutical company (GSK), through its recently established Center of Excellence for External Drug Discovery (CEEDD). The goal of this pilot study is to apply PRAECIS’ DirectSelect™ technology to identify small molecule lead drug candidates against a diverse set of four targets selected by GSK. The pilot study is consistent with the mission of GSK’s CEEDD to leverage the potential of innovative drug discovery technologies to identify novel therapeutic candidates for GSK’s global research and development organization.

Under the terms of the agreement, following identification by PRAECIS of lead compounds meeting pre-established success criteria against at least one of the specified targets, GSK will have the exclusive option to enter into a broader strategic alliance for further discovery and development of such lead compounds. The pilot agreement contemplates that any broader strategic alliance could cover one or more of the targets included in the pilot study, as well as additional targets as may be agreed upon by the parties.

Maxine Gowen, Ph.D., Senior Vice President of GSK and head of the Center of Excellence for External Drug Discovery at GSK stated, “In developing this drug discovery technology, PRAECIS has overcome multiple challenges in creating and screening large libraries of molecules. We look forward to exploring with PRAECIS the breadth of impact that this technology could have on discovering lead molecules against both standard and more challenging targets of interest to GSK.”

Kevin McLaughlin, President and Chief Executive Officer of PRAECIS stated, “We are extremely pleased to announce that we are collaborating with GSK on drug discovery and believe that the CEEDD is uniquely positioned to investigate with us the potential of DirectSelect™ to rapidly identify novel compounds for drug development. We view this as a tremendous opportunity to demonstrate the utility of DirectSelect™ in a well-defined pilot program and believe that positive results will lead to a broader alliance with GSK, which would include financial terms representative of the value created in the pilot study.”

In connection with the pilot study agreement, GSK will purchase $500,000 of PRAECIS’ common stock, at a price equal to the average closing price over a 45-day period ending April 25, 2006. In addition, during the pilot study, PRAECIS will be entitled to receive a $500,000 milestone payment with respect to each of the first two targets for which lead compounds are identified meeting the pre-established success criteria.

About DirectSelect™ Technology

PRAECIS has developed a chemistry-driven technology, called DirectSelect™, which it believes will facilitate the drug discovery process. The technology is based upon the creation of multiple, numerically large (107 to >109), encoded libraries of drug-like structures that can be rapidly screened to identify individual structures, or families of structures, with affinity for a macromolecular target.

The premise behind the DirectSelect™ technology is that the odds of identifying hits with higher affinity and enhanced selectivity for a macromolecular target can be improved by increasing the numeric size and “chemical space” interrogated by the target. In addition, access to multiple, structurally diverse families should improve the likelihood of identifying a lead molecule with a favorable safety profile in vivo. Combinatorial libraries of small molecules have traditionally been constrained to relatively low numbers (up to tens of thousands) of constituents due to technical limitations associated largely with deconvolution. PRAECIS has systematically addressed these challenges by focusing its efforts on marrying validated chemistry methods with unique screening and deconvolution steps.

The chemistry approach adopted by PRAECIS is to create libraries that are both rich in numbers of compounds and structural diversity. The construction of PRAECIS’ libraries is based on a two to four cycle synthesis utilizing scalable aqueous-based chemistry on an automated platform. PRAECIS has blended the rules for oral availability developed by Lipinski (Advanced Drug Delivery Reviews 23, 3-25, 1997) and Veber (J. Med. Chemistry 45, 2615-2623, 2002) and others into the design of its libraries for the identification and generation of pharmaceutically relevant compounds. PRAECIS has succeeded in constructing multiple libraries that currently aggregate to greater than five billion compounds. PRAECIS’ vision is to continue the diversification of its library through the addition of new scaffolds and building blocks.

PRAECIS intends to continue to develop and enhance its DirectSelect™ technology, enter into pharmaceutical partnerships for drug discovery and development utilizing this technology, and utilize the technology to expand its own proprietary development pipeline.

About The CEEDD

GlaxoSmithKline is enhancing the way it discovers and develops drugs by creating a small dedicated team who will feed the GSK pipeline solely through the efforts of its external alliances. The CEEDD (Center of Excellence for External Drug Discovery) was formed as further validation of GSK’s strategy to create small, independent and accountable R&D teams (Centers of Excellence for Drug Discovery or CEDDs). In essence, the CEEDD will ‘virtualize’ a portion of the GSK pipeline; namely, from Target to Clinical PoC, by forming multiple risk-sharing/reward-sharing alliances. Capitalizing on the speed and efficiency of its collaborators will allow GSK to deliver pharmaceuticals products faster to patients.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery and development of novel compounds that have the potential to address unmet medical needs or improve existing therapies. PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development. PRAECIS has received approval to market Plenaxis® in both the United States and Germany.

This news release contains forward-looking statements, including statements regarding the terms of the Company’s pilot study and option agreement with GSK, including potential milestone payments under such agreement and the possibility of entering into a broader alliance, as well as the Company’s plans for seeking additional partnerships relating to, and its internal use of, its DirectSelect™ technology. These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance. These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or projected, including, but not limited to, the Company’s ability to successfully perform under its agreement with GSK, and if successful, to enter into a broader alliance with GSK for drug discovery and development, and to continue development of and enter into additional partnerships relating to its DirectSelect™ technology, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the various risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.